Exhibit 10(t)

AMENDMENT TO EXHIBIT A

TO PERFORMANCE STOCK UNITS AWARD AGREEMENT

DATED

VESTING OF PERFORMANCE STOCK UNITS

Exhibit A to the above-referenced Award Agreement is amended so that, effective for the Annual Performance Periods beginning after May 31, 2009, the number of Annual Performance Stock Units that shall vest, if any, following the end of the applicable Annual Performance Period shall be determined by multiplying the number of Performance Stock Units for such Annual Performance Period by the “Vesting Percentage,” as determined below, provided that the maximum Vesting Percentage for any Annual Performance Period shall be 150% of the Annual Performance Stock Units.

“Annual PSU Rating” for each Annual Performance Period beginning after May 31, 2009 = 50% (MIP Rating for Earnings Per Share) + 50% (MIP Rating for Sales)

The “Vesting Percentage” shall be determined according to the following grid:

Annual PSU Rating	Vesting Percentage
0.00	0%
0.50	25%
1.00	50%
1.40	100%
1.60	125%
1.80 or Greater	150%

The MIP Ratings and Vesting Percentage shall be as determined by the Company.

The Vesting Percentage shall be interpolated based on the Annual PSU Rating in the above table. The Vesting Percentage shall be rounded to the nearest 1.0%, with .5% being rounded up. The number of Annual Performance Stock Units that vest pursuant to the Vesting Percentage shall be rounded to the nearest whole number, with .5 being rounded up. For example, an Annual PSU Rating of 1.15 would result in a Vesting Percentage of 69%.

A-1